EXHIBIT 99.1

Vornado Announces Fourth Quarter 2019 Financial Results

February 18, 2020 04:30 PM Eastern Standard Time

NEW YORK.......VORNADO REALTY TRUST (NYSE: VNO) reported today:

Quarter Ended December 31, 2019 Financial Results
NET INCOME attributable to common shareholders for the quarter ended December 31, 2019 was $193,217,000, or $1.01 per diluted share, compared to $100,494,000, or $0.53 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarters ended December 31, 2019 and 2018 was $56,381,000 and $49,436,000, or $0.29 and $0.26 per diluted share, respectively.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended December 31, 2019 was $311,876,000, or $1.63 per diluted share, compared to $210,100,000, or $1.10 per diluted share, for the prior year's quarter.  Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarters ended December 31, 2019 and 2018 was $171,030,000 and $169,874,000, or $0.89 and $0.89 per diluted share, respectively.
Year Ended December 31, 2019 Financial Results
NET INCOME attributable to common shareholders for the year ended December 31, 2019 was $3.098 billion, or $16.21 per diluted share, compared to $384,832,000, or $2.01 per diluted share, for the year ended December 31, 2018. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the years ended December 31, 2019 and 2018 was $176,716,000 and $238,700,000, or $0.92 and $1.25 per diluted share, respectively.
FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the year ended December 31, 2019 was $1.003 billion, or $5.25 per diluted share, compared to $729,740,000, or $3.82 per diluted share, for the year ended December 31, 2018. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the years ended December 31, 2019 and 2018 was $666,207,000 and $713,488,000, or $3.49 and $3.73 per diluted share, respectively.
The decreases in "net income attributable to common shareholders, as adjusted" and "FFO attributable to common shareholders plus assumed conversions, as adjusted" were partially due to (i) $10,447,000, or $0.05 per diluted share, of non-cash expense for the time-based equity compensation granted in connection with the new leadership group announced in April 2019, (ii) $9,416,000 (at share), or $0.05 per diluted share, from the non-cash write-off of straight-line rent receivables, and (iii) $8,477,000, or $0.04 per share, of non-cash expense for the accelerated vesting of previously issued restricted Operating Partnership units and Vornado restricted stock due to the removal of the time-based vesting requirement for participants who have reached 65 years of age.

The following table reconciles our net income attributable to common shareholders to net income attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common shareholders	$193,217	$100,494	$3,097,806	$384,832
Per diluted share	$1.01	$0.53	$16.21	$2.01

Certain (income) expense items that impact net income attributable to common shareholders:
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium units	$(173,655)	$(67,336)	$(502,565)	$(67,336)
Our share of loss from real estate fund investments	26,600	24,366	48,808	23,749
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust ("PREIT") common shares (accounted for as a marketable security from March 12, 2019)	2,438	—	21,649	—
Non-cash impairment losses and related write-offs (primarily 608 Fifth Avenue in 2019)	565	12,000	109,157	12,000
After-tax purchase price fair value adjustment related to the increase in ownership of the Farley joint venture	—	(27,289)	—	(27,289)
Mark-to-market decrease (increase) in Lexington Realty Trust ("Lexington") common shares (sold on March 1, 2019)	—	1,662	(16,068)	26,596
Previously capitalized internal leasing costs(1)	—	(1,655)	—	(5,538)
Net gain on transfer to Fifth Avenue and Times Square retail JV on April 18, 2019, net of $11,945 attributable to noncontrolling interests	—	—	(2,559,154)	—
Net gains on sale of real estate (primarily our 25% interest in 330 Madison Avenue in 2019)	—	—	(178,769)	(27,786)
Net gain from sale of Urban Edge Properties ("UE") common shares (sold on March 4, 2019)	—	—	(62,395)	—
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	—	22,540	—
Net gain on sale of our ownership interests in 666 Fifth Avenue Office Condominium	—	—	—	(134,032)
Our share of additional New York City transfer taxes	—	—	—	23,503
Preferred share issuance costs	—	—	—	14,486
Other	(2,034)	3,825	(2,892)	5,886
	(146,086)	(54,427)	(3,119,689)	(155,761)
Noncontrolling interests' share of above adjustments	9,250	3,369	198,599	9,629
Total of certain (income) expense items that impact net income attributable to common shareholders	$(136,836)	$(51,058)	$(2,921,090)	$(146,132)

Net income attributable to common shareholders, as adjusted (non-GAAP)	$56,381	$49,436	$176,716	$238,700
Per diluted share (non-GAAP)	$0.29	$0.26	$0.92	$1.25
____________________________________________________________
See notes on the following page.

The following table reconciles our FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
FFO attributable to common shareholders plus assumed conversions (non-GAAP)(2)	$311,876	$210,100	$1,003,398	$729,740
Per diluted share (non-GAAP)	$1.63	$1.10	$5.25	$3.82

Certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions:
After-tax net gain on sale of 220 CPS condominium units	$(173,655)	$(67,336)	$(502,565)	$(67,336)
Our share of loss from real estate fund investments	26,600	24,366	48,808	23,749
Previously capitalized internal leasing costs(1)	—	(1,655)	—	(5,538)
Non-cash impairment loss and related write-offs on 608 Fifth Avenue	—	—	77,156	—
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	—	22,540	—
Our share of additional New York City transfer taxes	—	—	—	23,503
Preferred share issuance costs	—	—	—	14,486
Other	(3,187)	1,745	(6,119)	(6,109)
	(150,242)	(42,880)	(360,180)	(17,245)
Noncontrolling interests' share of above adjustments	9,396	2,654	22,989	993
Total of certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions, net	$(140,846)	$(40,226)	$(337,191)	$(16,252)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$171,030	$169,874	$666,207	$713,488
Per diluted share (non-GAAP)	$0.89	$0.89	$3.49	$3.73
____________________________________________________________

(1)
"Net income attributable to common shareholders, as adjusted" and "FFO attributable to common shareholders plus assumed conversions, as adjusted" for the three months and year ended December 31, 2018 have been reduced by $1,655 and $5,538, or $0.01 and $0.03 per diluted share, respectively for previously capitalized internal leasing costs to present 2018 “as adjusted” financial results on a comparable basis with the current year as a result of the January 1, 2019 adoption of a new GAAP accounting standard under which internal leasing costs can no longer be capitalized.

(2)
See page 12 for a reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months and years ended December 31, 2019 and 2018.

Dispositions:
220 CPS
During the three months ended December 31, 2019, we closed on the sale of 17 condominium units at 220 CPS for net proceeds of $565,863,000 resulting in a financial statement net gain of $203,893,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $30,238,000 of income tax expense was recognized on our consolidated statements of income. During the year ended December 31, 2019, we closed on the sale of 54 condominium units at 220 CPS for net proceeds of $1,605,356,000 resulting in a financial statement net gain of $604,393,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $101,828,000 of income tax expense was recognized on our consolidated statements of income. From inception to December 31, 2019, we closed on the sale of 65 units for aggregate net proceeds of $1,820,132,000. During the year ended December 31, 2019, we repaid the remaining $737,000,000 of the $950,000,000 220 CPS loan.
Lexington
On March 1, 2019, we sold all of our 18,468,969 common shares of Lexington, realizing net proceeds of $167,698,000. We recorded a $16,068,000 gain (mark-to-market increase), which is included in "interest and other investment income, net" on our consolidated statements of income for the year ended December 31, 2019.
UE
On March 4, 2019, we converted to common shares and sold all of our 5,717,184 partnership units of UE, realizing net proceeds of $108,512,000. The sale resulted in a net gain of $62,395,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income for the year ended December 31, 2019.
Fifth Avenue and Times Square JV
On April 18, 2019 (the “Closing Date”), we entered into a transaction agreement (the “Transaction Agreement”) with a group of institutional investors (the “Investors”). The Transaction Agreement provides for a series of transactions (collectively, the “Transaction”) pursuant to which (i) prior to the Closing Date, we contributed our interests in properties located at 640 Fifth Avenue, 655 Fifth Avenue, 666 Fifth Avenue, 689 Fifth Avenue, 697-703 Fifth Avenue, 1535 Broadway and 1540 Broadway (collectively, the “Properties”) to subsidiaries of a newly formed joint venture (“Fifth Avenue and Times Square JV”) and (ii) on the Closing Date, transferred a 48.5% common interest in Fifth Avenue and Times Square JV to the Investors. The 48.5% common interest in the joint venture represents an effective 47.2% interest in the Properties (of which 45.4% was transferred from Vornado). The Properties include approximately 489,000 square feet of retail space, 327,000 square feet of office space, signage associated with 1535 and 1540 Broadway, the parking garage at 1540 Broadway and the theater at 1535 Broadway.
We retained the remaining 51.5% common interest in Fifth Avenue and Times Square JV which represents an effective 51.0% interest in the Properties and an aggregate $1.828 billion of preferred equity interests in certain of the properties. We also provided $500,000,000 of temporary preferred equity on 640 Fifth Avenue until May 23, 2019 when mortgage financing was completed. All of the preferred equity has an annual coupon of 4.25% for the first five years, increasing to 4.75% for the next five years and thereafter at a formulaic rate. It can be redeemed under certain conditions on a tax deferred basis.
Net cash proceeds from the Transaction were $1.179 billion, after (i) deductions for the defeasance of a $390,000,000 mortgage loan on 666 Fifth Avenue and the repayment of a $140,000,000 mortgage loan on 655 Fifth Avenue, (ii) proceeds from a $500,000,000 mortgage loan on 640 Fifth Avenue, described below, (iii) approximately $23,000,000 used to purchase noncontrolling investors' interests and (iv) approximately $53,000,000 of transaction costs (including $17,000,000 of costs related to the defeasance of the 666 Fifth Avenue mortgage loan).
We continue to manage and lease the Properties. We share control with the Investors over major decisions of the joint venture, including decisions regarding leasing, operating and capital budgets, and refinancings. Accordingly, we no longer hold a controlling financial interest in the Properties which has been transferred to the joint venture. As a result, our investment in Fifth Avenue and Times Square JV is accounted for under the equity method from the date of transfer. The Transaction valued the Properties at $5.556 billion resulting in a financial statement net gain of $2.571 billion, before noncontrolling interest of $11,945,000, including the related step up in our basis of the retained portion of the assets to fair value. The net gain is included in "net gain on transfer to Fifth Avenue and Times Square JV" on our consolidated statements of income for the year ended December 31, 2019. The gain for tax purposes was approximately $735,000,000.
On May 23, 2019, we received $500,000,000 from the redemption of our temporary preferred equity in 640 Fifth Avenue. The temporary preferred equity was redeemed from the proceeds of a $500,000,000 mortgage financing that was completed on the property. The five-year loan, which is guaranteed by us, is interest-only at LIBOR plus 1.01%. The interest rate was swapped for four years to a fixed rate of 3.07%.

Dispositions - continued:
330 Madison Avenue
On July 11, 2019, we sold our 25% interest in 330 Madison Avenue to our joint venture partner. We received net proceeds of approximately $100,000,000 after deducting our share of the existing $500,000,000 mortgage loan resulting in a financial statement net gain of $159,292,000. The net gain is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income for the year ended December 31, 2019. The gain for tax purposes was approximately $139,000,000.
3040 M Street
On September 18, 2019, we completed the $49,750,000 sale of 3040 M Street, a 44,000 square foot retail building in Washington, DC, which resulted in a net gain of $19,477,000 which is included in “net gains on disposition of wholly owned and partially owned assets” on our consolidated statements of income for year ended December 31, 2019. The gain for tax purposes was approximately $19,000,000.
PREIT (Subsequent Event)
On January 23, 2020, we sold all of our 6,250,000 common shares of PREIT, realizing net proceeds of $28,375,000. A $4,938,000 loss (mark-to-market decrease) will be recorded in the first quarter of 2020.
Financings:
Senior Unsecured Notes
On March 1, 2019, we called for redemption all of our $400,000,000 5.00% senior unsecured notes. The notes, which were scheduled to mature in January 2022, were redeemed on April 1, 2019 at a redemption price of 105.51% of the principal amount plus accrued interest. In connection therewith, we expensed $22,540,000 relating to debt prepayment costs which is included in "interest and debt expense" on our consolidated statements of income for the year ended December 31, 2019.
Unsecured Revolving Credit
On March 26, 2019, we increased to $1.5 billion (from $1.25 billion) and extended to March 2024 (as fully extended) from February 2022 one of our two unsecured revolving credit facilities. The interest rate on the extended facility was lowered from LIBOR plus 1.00% to LIBOR plus 0.90%. The facility fee remains unchanged at 20 basis points.
Other Financings
On January 28, 2019, a joint venture in which we have a 45.1% interest, completed a $167,500,000 refinancing of 61 Ninth Avenue, a 166,000 square foot Manhattan office and retail property. The seven-year interest-only loan carries a rate of LIBOR plus 1.35% (3.07% as of December 31, 2019) and matures in January 2026. We realized net proceeds of approximately $31,000,000. The loan replaces the previous $90,000,000 construction loan that bore interest at LIBOR plus 3.05% and was scheduled to mature in December 2021.
On February 4, 2019, we completed a $95,700,000 refinancing of 435 Seventh Avenue, a 43,000 square foot Manhattan retail property. The interest-only loan carries a rate of LIBOR plus 1.30% (3.00% as of December 31, 2019) and matures in February 2024. The recourse loan replaces the previous $95,700,000 loan that bore interest at LIBOR plus 2.25% and was scheduled to mature in August 2019.
On February 12, 2019, we completed a $580,000,000 refinancing of 100 West 33rd Street, a 1.1 million square foot Manhattan property comprised of 859,000 square feet of office space and the 256,000 square foot Manhattan Mall. The interest-only loan carries a rate of LIBOR plus 1.55% (3.25% as of December 31, 2019) and matures in April 2024, with two one-year extension options. The loan replaces the previous $580,000,000 loan that bore interest at LIBOR plus 1.65% and was scheduled to mature in July 2020.
On May 24, 2019, we extended our $375,000,000 mortgage loan on 888 Seventh Avenue, a 885,000 square foot Manhattan office building, from December 2020 to December 2025. The interest rate on the new amortizing mortgage loan is LIBOR plus 1.70% (3.44% as of December 31, 2019). Pursuant to an existing swap agreement, the interest rate on the $375,000,000 mortgage loan has been swapped to 3.25% through December 2020.
On June 28, 2019, a joint venture in which we have a 55% interest, completed a $145,700,000 refinancing of 512 West 22nd Street, a 173,000 square foot Manhattan office building, of which $109,565,000 was outstanding as of December 31, 2019. The four-year interest-only loan carries a rate of LIBOR plus 2.00% (3.72% as of December 31, 2019) and matures in June 2023 with a one-year extension option. The loan replaces the previous $126,000,000 construction loan that bore interest at LIBOR plus 2.65% and was scheduled to mature in November 2019.

Financings - continued:
On July 25, 2019, a joint venture in which we have a 50% interest, completed a $60,000,000 refinancing of 825 Seventh Avenue, a 165,000 square foot Manhattan office building, of which $31,889,000 was outstanding as of December 31, 2019. The interest-only loan carries a rate of LIBOR plus 1.65% (3.40% as of December 31, 2019) and matures in July 2022 with a one-year extension option. The loan replaces the previous $20,500,000 loan that bore interest at LIBOR plus 1.40% and was scheduled to mature in September 2019.
On September 5, 2019, a consolidated joint venture, in which we have a 50% interest, completed a $75,000,000 refinancing of 606 Broadway, a 36,000 square foot Manhattan office and retail building, of which $67,804,000 was outstanding as of December 31, 2019. The interest-only loan carries a rate of LIBOR plus 1.80% (3.52% as of December 31, 2019) and matures in September 2024. In connection therewith, the joint venture purchased an interest rate cap that caps LIBOR at a rate of 4.00%. The loan replaces the previous $65,000,000 construction loan. The construction loan bore interest at LIBOR plus 3.00% and was scheduled to mature in May 2021.
On September 27, 2019, we repaid the $575,000,000 mortgage loan on PENN2 with proceeds from our unsecured revolving credit facilities. The mortgage loan was scheduled to mature in December 2019. PENN2 is a 1,795,000 square foot (as expanded) Manhattan office building currently under redevelopment.
On November 6, 2019, Vornado Capital Partners Real Estate Fund completed a $145,075,000 refinancing of Lucida, a 155,000 square foot Manhattan retail and residential property. The three-year interest-only loan carries a rate of LIBOR plus 1.85% (3.54% as of December 31, 2019) with two one-year extension options. The loan replaces the previous $146,000,000 loan that bore interest at LIBOR plus 1.55% and was scheduled to mature in December 2019.
On November 26, 2019, a joint venture in which we have a 20.1% interest, completed a $800,000,000 refinancing of 650 Madison Avenue, a 601,000 square foot Manhattan office and retail property. The ten-year interest-only loan carries a fixed rate of 3.49% and matures in December 2029. The loan replaces the previous $800,000,000 loan that bore interest at a fixed rate of 4.39% and was scheduled to mature in October 2020.
On December 23, 2019, a joint venture in which we have a 49.9% interest, completed a $85,500,000 refinancing, of which $82,500,000 was outstanding as of December 31, 2019, of 50-70 West 93rd Street, a 325-unit Manhattan residential complex. The five-year interest-only loan carries an interest rate of LIBOR plus 1.53%, which was swapped to a fixed rate of 3.14%, and matures in December 2024. The loan replaces the previous $80,000,000 loan that bore interest at LIBOR plus 1.70% and was scheduled to mature in August 2021, as extended.

Other:
On December 19, 2019, we paid Kmart Corporation $34,000,000, of which $10,000,000 is expected to be reimbursed, to early terminate their 141,000 square foot retail space lease at PENN1 which was scheduled to expire in January 2036.

Leasing Activity For The Three Months Ended December 31, 2019:

•
173,000 square feet of New York Office space (117,000 square feet at share) at an initial rent of $101.67 per square foot and a weighted average lease term of 6.6 years. The GAAP and cash mark-to-market rent on the 54,000 square feet of second generation space were negative 3.5% and 5.2%, respectively. Tenant improvements and leasing commissions were $13.53 per square foot per annum, or 13.3% of initial rent.

•
94,000 square feet of New York Retail space (73,000 square feet at share) at an initial rent of $233.55 per square foot and a weighted average lease term of 9.4 years. The GAAP and cash mark-to-market rent on the 52,000 square feet of second generation space were positive 0.3% and 11.3%, respectively. Tenant improvements and leasing commissions were $10.72 per square foot per annum, or 4.6% of initial rent.

•
52,000 square feet at theMART at an initial rent of $50.26 per square foot and a weighted average lease term of 5.0 years. The GAAP and cash mark-to-market rent on the 50,000 square feet of second generation space were positive 3.1% and negative 2.3%, respectively. Tenant improvements and leasing commissions were $5.38 per square foot per annum, or 10.7% of initial rent.

•
30,000 square feet at 555 California Street (21,000 square feet at share) at an initial rent of $94.00 per square foot and a weighted average lease term of 5.0 years. The GAAP and cash mark-to-market rent on the 21,000 square feet of second generation space were positive 100.5% and 72.5%, respectively. Tenant improvements and leasing commissions were $7.28 per square foot per annum, or 7.7% of initial rent.

Leasing Activity For The Year Ended December 31, 2019:

•
987,000 square feet of New York Office space (793,000 square feet at share) at an initial rent of $82.17 per square foot and a weighted average lease term of 7.7 years. The GAAP and cash mark-to-market rent on the 553,000 square feet of second generation space were positive 5.5% and 4.6%, respectively. Tenant improvements and leasing commissions were $10.89 per square foot per annum, or 13.3% of initial rent.

•
238,000 square feet of New York Retail space (207,000 square feet at share) at an initial rent of $175.35 per square foot and a weighted average lease term of 10.9 years. The GAAP and cash mark-to-market rent on the 171,000 square feet of second generation space were positive 12.9% and 9.8%, respectively. Tenant improvements and leasing commissions were $6.29 per square foot per annum, or 3.6% of initial rent.

•
286,000 square feet at theMART at an initial rent of $49.43 per square foot and a weighted average lease term of 6.1 years. The GAAP and cash mark-to-market rent on the 280,000 square feet of second generation space were positive 10.7% and 4.6%, respectively. Tenant improvements and leasing commissions were $5.55 per square foot per annum, or 11.2% of initial rent.

•
172,000 square feet at 555 California Street (120,000 square feet at share) at an initial rent of $88.70 per square foot and a weighted average lease term of 6.1 years. The GAAP and cash mark-to-market rent on the 115,000 square feet of second generation space were positive 64.9% and 38.1%, respectively. Tenant improvements and leasing commissions were $8.84 per square foot per annum, or 10.0% of initial rent.

Same Store Net Operating Income ("NOI") At Share:
The percentage increase (decrease) in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

	Total	New York(2)	theMART		555 California Street
Same store NOI at share % increase (decrease)(1):
Three months ended December 31, 2019 compared to December 31, 2018	7.1%	2.6%	114.3%	(3)	3.3%
Year ended December 31, 2019 compared to December 31, 2018	2.1%	0.5%	15.9%	(4)	9.7%
Three months ended December 31, 2019 compared to September 30, 2019	1.7%	3.0%	(7.4)%		(4.8)%

Same store NOI at share - cash basis % increase (decrease)(1):
Three months ended December 31, 2019 compared to December 31, 2018	6.6%	1.7%	100.0%	(3)	4.1%
Year ended December 31, 2019 compared to December 31, 2018	3.6%	1.6%	18.6%	(4)	12.7%
Three months ended December 31, 2019 compared to September 30, 2019	2.6%	3.9%	(4.8)%		(5.4)%
____________________

(1)	See pages 14 through 19 for same store NOI at share and same store NOI at share - cash basis reconciliations.

(2)	Excluding Hotel Pennsylvania, same store NOI at share % increase:
	Three months ended December 31, 2019 compared to December 31, 2018	2.6%
	Year ended December 31, 2019 compared to December 31, 2018	0.9%
	Three months ended December 31, 2019 compared to September 30, 2019	1.7%

	Excluding Hotel Pennsylvania, same store NOI at share - cash basis % increase:
	Three months ended December 31, 2019 compared to December 31, 2018	1.8%
	Year ended December 31, 2019 compared to December 31, 2018	2.2%
	Three months ended December 31, 2019 compared to September 30, 2019	2.6%

(3)	The three months ended December 31, 2018 includes an additional $12,814,000 real estate tax expense accrual due to an increase in the tax-assessed value of theMART.
(4)	Primarily due to $11,131,000 of tenant reimbursement revenue received in 2019 related to real estate tax expense accrued in 2018.

NOI At Share:

The elements of our New York and Other NOI at share for the three months and years ended December 31, 2019 and 2018 and the three months ended September 30, 2019 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2019
	2019	2018		2019	2018
New York:
Office(1)	$183,925	$186,832	$177,469	$724,526	$743,001
Retail(1)	59,728	85,549	68,159	273,217	353,425
Residential	5,835	5,834	5,575	23,363	23,515
Alexander's Inc. ("Alexander's")	10,626	11,023	11,269	44,325	45,133
Hotel Pennsylvania	6,170	5,961	3,012	7,397	11,916
Total New York	266,284	295,199	265,484	1,072,828	1,176,990

Other:
theMART	22,712	10,981	24,862	102,071	90,929
555 California Street	14,533	14,005	15,265	59,657	54,691
Other investments	2,037	9,346	1,919	25,221	60,010
Total Other	39,282	34,332	42,046	186,949	205,630

NOI at share	$305,566	$329,531	$307,530	$1,259,777	$1,382,620
____________________

(1)	Reflects the transfer of 45.4% of common equity in the properties contributed to the Fifth Avenue and Times Square JV on April 18, 2019.
NOI At Share - Cash Basis:

The elements of our New York and Other NOI at share - cash basis for the three months and years ended December 31, 2019 and 2018 and the three months ended September 30, 2019 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2019
	2019	2018		2019	2018
New York:
Office(1)	$180,762	$185,624	$174,796	$718,734	$726,108
Retail(1)	54,357	80,515	65,636	267,655	324,219
Residential	5,763	5,656	5,057	21,894	22,076
Alexander's	10,773	11,129	11,471	45,093	47,040
Hotel Pennsylvania	6,052	6,009	2,964	7,134	12,120
Total New York	257,707	288,933	259,924	1,060,510	1,131,563

Other:
theMART	24,646	12,758	26,588	108,130	94,070
555 California Street	14,491	13,784	15,325	60,156	53,488
Other investments	2,132	8,524	1,656	24,921	58,795
Total Other	41,269	35,066	43,569	193,207	206,353

NOI at share - cash basis	$298,976	$323,999	$303,493	$1,253,717	$1,337,916
____________________

(1)	Reflects the transfer of 45.4% of common equity in the properties contributed to the Fifth Avenue and Times Square JV on April 18, 2019.

Penn District - Active Development/Redevelopment Summary as of December 31, 2019

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.							Projected Incremental Cash Yield
Active Penn District Projects	Segment		Budget(1)		Amount Expended	Remainder to be Expended		Stabilization Year
Farley (95% interest)	New York	844,000	1,030,000	(2)	597,600	432,400		2022	7.4%
PENN2 - as expanded(3)	New York	1,795,000	750,000		40,820	709,180		2024	8.4%
PENN1(4)	New York	2,545,000	325,000		69,006	255,994		N/A	13.5%(4)(5)
Districtwide Improvements	New York	N/A	100,000		6,314	93,686		N/A	N/A
Total Active Penn District Projects			2,205,000		713,740	1,491,260	(6)		8.3%
________________________________

(1)	Excluding debt and equity carry.

(2)	Net of anticipated historic tax credits.

(3)	PENN2 (including signage) estimated impact on cash basis NOI and FFO of square feet taken out of service:

	2020	2021	2022
Square feet out of service at end of year	1,140,000	1,190,000	1,200,000
Year-over-year reduction in Cash Basis NOI(i)	(25,000)	(14,000)	—
Year-over-year reduction in FFO(ii)	(19,000)	—	—
________________________________
(i) After capitalization of real estate taxes and operating expenses on space out of service.
(ii) Net of capitalized interest on space out of service under redevelopment.

(4)
Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 13.5% projected return is before the ground rent reset in 2023, which may be material.

(5)	Achieved as existing leases roll; average remaining lease term 5.1 years.

(6)	Expected to be funded from our balance sheet, principally from 220 CPS net sales proceeds.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.

Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Wednesday, February 19, 2020 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and indicating to the operator the passcode 49321500. A telephonic replay of the conference call will be available from 1:30 p.m. ET on February 19, 2020 through March 20, 2020. To access the replay, please dial 888-843-7419 and enter the passcode 49321500#. A live webcast of the conference call will be available on the Company’s website at www.vno.com and an online playback of the webcast will be available on the website following the conference call.
Contact
Joseph Macnow
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except unit, share, and per share amounts)	As of
	December 31, 2019	December 31, 2018
ASSETS
Real estate, at cost:
Land	$2,591,261	$3,306,280
Buildings and improvements	7,953,163	10,110,992
Development costs and construction in progress	1,490,614	2,266,491
Moynihan Train Hall development expenditures	914,960	445,693
Leasehold improvements and equipment	124,014	108,427
Total	13,074,012	16,237,883
Less accumulated depreciation and amortization	(3,015,958)	(3,180,175)
Real estate, net	10,058,054	13,057,708
Right-of-use assets	379,546	—
Cash and cash equivalents	1,515,012	570,916
Restricted cash	92,119	145,989
Marketable securities	33,313	152,198
Tenant and other receivables	95,733	73,322
Investments in partially owned entities	3,999,165	858,113
Real estate fund investments	222,649	318,758
220 Central Park South condominium units ready for sale	408,918	99,627
Receivable arising from the straight-lining of rents	742,206	935,131
Deferred leasing costs, net of accumulated amortization of $196,229 and $207,529	353,986	400,313
Identified intangible assets, net of accumulated amortization of $98,587 and $172,114	30,965	136,781
Other assets	355,347	431,938
	$18,287,013	$17,180,794
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgages payable, net	$5,639,897	$8,167,798
Senior unsecured notes, net	445,872	844,002
Unsecured term loan, net	745,840	744,821
Unsecured revolving credit facilities	575,000	80,000
Lease liabilities	498,254	—
Moynihan Train Hall obligation	914,960	445,693
Special dividend/distribution payable on January 15, 2020	398,292	—
Accounts payable and accrued expenses	440,049	430,976
Deferred revenue	59,429	167,730
Deferred compensation plan	103,773	96,523
Other liabilities	265,754	311,806
Total liabilities	10,087,120	11,289,349
Commitments and contingencies
Redeemable noncontrolling interests:
Class A units - 13,298,956 and 12,544,477 units outstanding	884,380	778,134
Series D cumulative redeemable preferred units - 141,401 and 177,101 units outstanding	4,535	5,428
Total redeemable noncontrolling interests	888,915	783,562
Shareholders' equity:
Preferred shares of beneficial interest: no par value per share; authorized 110,000,000 shares; issued and outstanding 36,795,640 and 36,798,580 shares	891,214	891,294
Common shares of beneficial interest: $0.04 par value per share; authorized 250,000,000 shares; issued and outstanding 190,985,677 and 190,535,499 shares	7,618	7,600
Additional capital	7,827,697	7,725,857
Earnings less than distributions	(1,954,266)	(4,167,184)
Accumulated other comprehensive (loss) income	(40,233)	7,664
Total shareholders' equity	6,732,030	4,465,231
Noncontrolling interests in consolidated subsidiaries	578,948	642,652
Total equity	7,310,978	5,107,883
	$18,287,013	$17,180,794

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Revenues	$460,968	$543,417	$1,924,700	$2,163,720

Income from continuing operations	$160,621	$97,564	$3,334,292	$421,965
Income (loss) from discontinued operations	55	257	(30)	638
Net income	160,676	97,821	3,334,262	422,603
Less net loss (income) attributable to noncontrolling interests in:
Consolidated subsidiaries	58,592	21,886	24,547	53,023
Operating Partnership	(13,518)	(6,680)	(210,872)	(25,672)
Net income attributable to Vornado	205,750	113,027	3,147,937	449,954
Preferred share dividends	(12,533)	(12,533)	(50,131)	(50,636)
Preferred share issuance costs	—	—	—	(14,486)
Net income attributable to common shareholders	$193,217	$100,494	$3,097,806	$384,832

Income per common share - basic:
Net income per common share	$1.01	$0.53	$16.23	$2.02
Weighted average shares outstanding	190,916	190,348	190,801	190,219

Income per common share - diluted:
Net income per common share	$1.01	$0.53	$16.21	$2.01
Weighted average shares outstanding	191,140	191,199	191,053	191,290

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$311,876	$210,100	$1,003,398	$729,740
Per diluted share (non-GAAP)	$1.63	$1.10	$5.25	$3.82

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$171,030	$169,874	$666,207	$713,488
Per diluted share (non-GAAP)	$0.89	$0.89	$3.49	$3.73

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	191,140	191,199	191,051	191,189

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:
Net income attributable to common shareholders	$193,217	$100,494	$3,097,806	$384,832
Per diluted share	$1.01	$0.53	$16.21	$2.01

FFO adjustments:
Depreciation and amortization of real property	$85,609	$104,067	$389,024	$413,091
Net losses (gains) on sale of real estate	58	—	(178,711)	(158,138)
Real estate impairment losses	565	12,000	32,001	12,000
Net gain on transfer to Fifth Avenue and Times Square JV on April 18, 2019, net of $11,945 attributable to noncontrolling interests	—	—	(2,559,154)	—
Net gain from sale of UE common shares (sold on March 4, 2019)	—	—	(62,395)	—
Decrease (increase) in fair value of marketable securities:
PREIT	2,438	—	21,649	—
Lexington (sold on March 1, 2019)	—	1,662	(16,068)	26,596
Other	—	(10)	(48)	(143)
After-tax purchase price fair value adjustment on depreciable real estate	—	(27,289)	—	(27,289)
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	37,389	24,309	134,706	101,591
Net gains on sale of real estate	—	—	—	(3,998)
Decrease in fair value of marketable securities	864	2,081	2,852	3,882
	126,923	116,820	(2,236,144)	367,592
Noncontrolling interests' share of above adjustments	(8,278)	(7,229)	141,679	(22,746)
FFO adjustments, net	$118,645	$109,591	$(2,094,465)	$344,846

FFO attributable to common shareholders	311,862	210,085	1,003,341	729,678
Convertible preferred share dividends	14	15	57	62
FFO attributable to common shareholders plus assumed conversions	$311,876	$210,100	$1,003,398	$729,740
Per diluted share	$1.63	$1.10	$5.25	$3.82

Reconciliation of weighted average shares outstanding used in determining FFO attributable to common shareholders plus assumed conversions per diluted share:
Weighted average common shares outstanding	190,916	190,348	190,801	190,219
Effect of dilutive securities:
Employee stock options and restricted share awards	191	814	216	933
Convertible preferred shares	33	37	34	37
Denominator for FFO attributable to common shareholders plus assumed conversions per diluted share	191,140	191,199	191,051	191,189

FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. A reconciliation of our net income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions is provided above. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net income to NOI at share and NOI at share - cash basis for the three months and year ended December 31, 2019 and 2018 and the three months ended September 30, 2019.

	For the Three Months Ended			For the Year Ended December 31,
(Amounts in thousands)	December 31,		September 30, 2019
	2019	2018		2019	2018
Net income	$160,676	$97,821	$363,849	$3,334,262	$422,603
Depreciation and amortization expense	92,926	112,869	96,437	419,107	446,570
General and administrative expense	39,791	32,934	33,237	169,920	141,871
Transaction related costs, impairment losses and other	3,223	14,637	1,576	106,538	31,320
Income from partially owned entities	(22,726)	(3,090)	(25,946)	(78,865)	(9,149)
Loss (income) from real estate fund investments	90,302	51,258	(2,190)	104,082	89,231
Interest and other investment income, net	(5,889)	(7,656)	(3,045)	(21,819)	(17,057)
Interest and debt expense	59,683	83,175	61,448	286,623	347,949
Net gain on transfer to Fifth Avenue and Times Square JV	—	—	—	(2,571,099)	—
Purchase price fair value adjustment	—	(44,060)	—	—	(44,060)
Net gains on disposition of wholly owned and partially owned assets	(203,835)	(81,203)	(309,657)	(845,499)	(246,031)
Income tax expense	22,897	32,669	23,885	103,439	37,633
(Income) loss from discontinued operations	(55)	(257)	8	30	(638)
NOI from partially owned entities	85,990	60,205	86,024	322,390	253,564
NOI attributable to noncontrolling interests in consolidated subsidiaries	(17,417)	(19,771)	(18,096)	(69,332)	(71,186)
NOI at share	305,566	329,531	307,530	1,259,777	1,382,620
Non cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	(6,590)	(5,532)	(4,037)	(6,060)	(44,704)
NOI at share - cash basis	$298,976	$323,999	$303,493	$1,253,717	$1,337,916

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2019 compared to December 31, 2018.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share for the three months ended December 31, 2019	$305,566	$266,284		$22,712		$14,533	$2,037
Less NOI at share from:
Acquisitions	(122)	(122)		—		—	—
Dispositions	(62)	(62)		—		—	—
Development properties	(16,082)	(16,082)		—		—	—
Other non-same store (income) expense, net	(8,164)	(5,969)		(172)		14	(2,037)
Same store NOI at share for the three months ended December 31, 2019	$281,136	$244,049		$22,540		$14,547	$—

NOI at share for the three months ended December 31, 2018	$329,531	$295,199		$10,981		$14,005	$9,346
Less NOI at share from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(28,683)	(28,683)		—		—	—
Dispositions	(3,614)	(3,614)		—		—	—
Development properties	(21,797)	(21,811)		—		14	—
Other non-same store (income) expense, net	(13,041)	(3,291)		(463)		59	(9,346)
Same store NOI at share for the three months ended December 31, 2018	$262,396	$237,800		$10,518		$14,078	$—

Increase in same store NOI at share for the three months ended December 31, 2019 compared to December 31, 2018	$18,740	$6,249		$12,022		$469	$—

% increase in same store NOI at share	7.1%	2.6%	(1)	114.3%	(2)	3.3%	—%
____________________

(1)	Excluding Hotel Pennsylvania, same store NOI remained unchanged.

(2)	The three months ended December 31, 2018 includes an additional $12,814 real estate tax expense accrual due to an increase in the tax-assessed value of theMART.
Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2019 compared to December 31, 2018.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2019	$298,976	$257,707		$24,646		$14,491	$2,132
Less NOI at share - cash basis from:
Acquisitions	(54)	(54)		—		—	—
Dispositions	(66)	(66)		—		—	—
Development properties	(16,948)	(16,948)		—		—	—
Other non-same store income, net	(9,736)	(7,373)		(172)		(59)	(2,132)
Same store NOI at share - cash basis for the three months ended December 31, 2019	$272,172	$233,266		$24,474		$14,432	$—

NOI at share - cash basis for the three months ended December 31, 2018	$323,999	$288,933		$12,758		$13,784	$8,524
Less NOI at share - cash basis from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(27,243)	(27,243)		—		—	—
Dispositions	(3,870)	(3,870)		—		—	—
Development properties	(24,090)	(24,104)		—		14	—
Other non-same store (income) expense, net	(13,400)	(4,416)		(520)		60	(8,524)
Same store NOI at share - cash basis for the three months ended December 31, 2018	$255,396	$229,300		$12,238		$13,858	$—

Increase in same store NOI at share - cash basis for the three months ended December 31, 2019 compared to December 31, 2018	$16,776	$3,966		$12,236		$574	$—

% increase in same store NOI at share - cash basis	6.6%	1.7%	(1)	100.0%	(2)	4.1%	—%
____________________

(1)	Excluding Hotel Pennsylvania, same store NOI at share - cash basis increased by 1.8%.

(2)	The three months ended December 31, 2018 includes an additional $12,814 real estate tax expense accrual due to an increase in the tax-assessed value of theMART.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2019 compared to September 30, 2019.

(Amounts in thousands)	Total	New York		theMART	555 California Street	Other
NOI at share for the three months ended December 31, 2019	$305,566	$266,284		$22,712	$14,533	$2,037
Less NOI at share from:
Acquisitions	(118)	(118)		—	—	—
Dispositions	(62)	(62)		—	—	—
Development properties	(16,087)	(16,087)		—	—	—
Other non-same store (income) expense, net	(8,103)	(5,968)		(172)	74	(2,037)
Same store NOI at share for the three months ended December 31, 2019	$281,196	$244,049		$22,540	$14,607	$—

NOI at share for the three months ended September 30, 2019	$307,530	$265,484		$24,862	$15,265	$1,919
Less NOI at share from:
Dispositions	(262)	(262)		—	—	—
Development properties	(19,429)	(19,429)		—	—	—
Other non-same store (income) expense, net	(11,254)	(8,877)		(532)	74	(1,919)
Same store NOI at share for the three months ended September 30, 2019	$276,585	$236,916		$24,330	$15,339	$—

Increase (decrease) in same store NOI at share for the three months ended December 31, 2019 compared to September 30, 2019	$4,611	$7,133		$(1,790)	$(732)	$—

% increase (decrease) in same store NOI at share	1.7%	3.0%	(1)	(7.4)%	(4.8)%	—%
____________________

(1)	Excluding Hotel Pennsylvania, same store NOI at share increased by 1.7%.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2019 compared to September 30, 2019.

(Amounts in thousands)	Total	New York		theMART	555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2019	$298,976	$257,707		$24,646	$14,491	$2,132
Less NOI at share - cash basis from:
Acquisitions	(49)	(49)		—	—	—
Dispositions	(66)	(66)		—	—	—
Development properties	(16,952)	(16,952)		—	—	—
Other non-same store income, net	(9,678)	(7,374)		(172)	—	(2,132)
Same store NOI at share - cash basis for the three months ended December 31, 2019	$272,231	$233,266		$24,474	$14,491	$—

NOI at share - cash basis for the three months ended September 30, 2019	$303,493	$259,924		$26,588	$15,325	$1,656
Less NOI at share - cash basis from:
Dispositions	(693)	(693)		—	—	—
Development properties	(24,641)	(24,641)		—	—	—
Other non-same store income, net	(12,701)	(10,174)		(871)	—	(1,656)
Same store NOI at share - cash basis for the three months ended September 30, 2019	$265,458	$224,416		$25,717	$15,325	$—

Increase (decrease) in same store NOI at share - cash basis for the three months ended December 31, 2019 compared to September 30, 2019	$6,773	$8,850		$(1,243)	$(834)	$—

% increase (decrease) in same store NOI at share - cash basis	2.6%	3.9%	(1)	(4.8)%	(5.4)%	—%
____________________

(1)	Excluding Hotel Pennsylvania, same store NOI at share - cash basis increased by 2.6%.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2019 compared to December 31, 2018.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share for the year ended December 31, 2019	$1,259,777	$1,072,828		$102,071		$59,657	$25,221
Less NOI at share from:
Acquisitions	(334)	(334)		—		—	—
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(5,479)	(5,479)		—		—	—
Dispositions	(7,420)	(7,420)		—		—	—
Development properties	(54,099)	(54,099)		—		—	—
Other non-same store (income) expense, net	(33,028)	(5,585)		(2,635)		413	(25,221)
Same store NOI at share for the year ended December 31, 2019	$1,159,417	$999,911		$99,436		$60,070	$—

NOI at share for the year ended December 31, 2018	$1,382,620	$1,176,990		$90,929		$54,691	$60,010
Less NOI at share from:
Acquisitions	(121)	(121)		—		—	—
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(84,020)	(84,020)		—		—	—
Dispositions	(14,949)	(14,949)		—		—	—
Development properties	(74,720)	(74,720)		—		—	—
Other non-same store (income) expense, net	(72,930)	(7,825)		(5,155)		60	(60,010)
Same store NOI at share for the year ended December 31, 2018	$1,135,880	$995,355		$85,774		$54,751	$—

Increase in same store NOI at share for the year ended December 31, 2019 compared to December 31, 2018	$23,537	$4,556		$13,662		$5,319	$—

% increase in same store NOI at share	2.1%	0.5%	(1)	15.9%	(2)	9.7%	—%
____________________

(1)	Excluding Hotel Pennsylvania, same store NOI at share increased by 0.9%.

(2)	Primarily due to $11,131 of tenant reimbursement revenue received in 2019 related to real estate tax expense accrued in 2018.

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2019 compared to December 31, 2018.

(Amounts in thousands)	Total	New York		theMART		555 California Street	Other
NOI at share - cash basis for the year ended December 31, 2019	$1,253,717	$1,060,510		$108,130		$60,156	$24,921
Less NOI at share - cash basis from:
Acquisitions	(266)	(266)		—		—	—
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(5,183)	(5,183)		—		—	—
Dispositions	(8,219)	(8,219)		—		—	—
Development properties	(64,359)	(64,359)		—		—	—
Other non-same store (income) expense, net	(52,594)	(24,892)		(2,973)		192	(24,921)
Same store NOI at share - cash basis for the year ended December 31, 2019	$1,123,096	$957,591		$105,157		$60,348	$—

NOI at share - cash basis for the year ended December 31, 2018	$1,337,916	$1,131,563		$94,070		$53,488	$58,795
Less NOI at share - cash basis from:
Acquisitions	(121)	(121)		—		—	—
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(79,427)	(79,427)		—		—	—
Dispositions	(14,764)	(14,764)		—		—	—
Development properties	(81,137)	(81,137)		—		—	—
Other non-same store (income) expense, net	(78,119)	(14,011)		(5,373)		60	(58,795)
Same store NOI at share - cash basis for the year ended December 31, 2018	$1,084,348	$942,103		$88,697		$53,548	$—

Increase in same store NOI at share - cash basis for the year ended December 31, 2019 compared to December 31, 2018	$38,748	$15,488		$16,460		$6,800	$—

% increase in same store NOI at share - cash basis	3.6%	1.6%	(1)	18.6%	(2)	12.7%	—%
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(1)	Excluding Hotel Pennsylvania, same store NOI at share - cash basis increased by 2.2%.

(2)	Primarily due to $11,131 of tenant reimbursement revenue received in 2019 related to real estate tax expense accrued in 2018.